SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLARKSTON FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
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[     ] Fee paid previously with preliminary materials
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6600 Highland Road, Suite 24
Waterford, Michigan 48327

March 26, 2007

Dear Shareholder:

        We invite you to attend the 2007 Annual Meeting of Shareholders. This year’s meeting will be held on April 26, 2007, at 10:00 a.m., at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346.

        Our audited financial statements are included in an appendix to this Proxy Statement.

        It is important that your shares are represented at the Annual Meeting. Please carefully read the Notice of Annual Meeting and Proxy Statement. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy in the envelope provided at your earliest convenience.

Sincerely, /s/ Edwin L. Adler Edwin L. Adler Chief Executive Officer

CLARKSTON FINANCIAL CORPORATION

6600 Highland Road, Suite 24
Waterford, Michigan 48327

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2007

To Our Shareholders:

        The Annual Meeting of Shareholders of Clarkston Financial Corporation will be held at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346, on Thursday, April 26, 2007 at 10:00 A.M., local time, for the following purposes:

1.	To elect three directors, each to hold office for a three year term.

2.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

        Shareholders of record at the close of business March 9, 2007, will be entitled to vote at the meeting or any adjournment thereof. Whether or not you expect to be present in person at this meeting, you are urged to sign the enclosed Proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a Proxy.

By order of the Board of Directors /s/ Mark A. Murvay Mark A. Murvay Secretary

Dated: March 26, 2007

CLARKSTON FINANCIAL CORPORATION

6600 Highland Road, Suite 24
Waterford, Michigan 48327

_________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held April 26, 2007

_________________

SOLICITATION OF PROXIES FOR ANNUAL MEETING

        This Proxy Statement is furnished to the Shareholders of Clarkston Financial Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346, Thursday, April 26, 2007, at 10:00 A.M., local time.

        The Annual Meeting is being held for the following purposes:

1.	To elect three directors, each to hold office for a three year term.

2.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

        If a proxy in the form distributed by the Corporation’s Board of Directors is properly executed and returned to the Corporation, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the nominees named by the Board of Directors in the proxy. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. Votes cast at the meeting and submitted by proxy will be tabulated by the Corporation.

        A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the secretary of the Corporation, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not automatically act to revoke a proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        On March 9, 2007, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were outstanding 1,262,279 shares of common stock of the Corporation. Shares cannot be voted unless the shareholder is present at the meeting or is represented by proxy. As of March 20, 2007, no person was known by management to be the beneficial owner of more than 5% of the Company’s common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Edwin L. Adler	223,958	17.7%
900 South Lake Angelus Shores
Lake Angelus, MI 48326

Mark A. Murvay	128,166	10.2%
22729 Hoover Road
Warren, MI 48089

Bank Fund VI L.P.	113,258	9.0%
208 S. LaSalle Street
Chicago, IL 60604

Acadia Master Fund I Limited	93,310	7.4%
c/o Butterfield Fund Services (Bermuda) Limited
Rosebank Center
11 Bermudiana Road
Hamilton, HM 08 Bermuda
____________________________________

(1)	Mr. Adler owns 211,270 shares, has presently exercisable options to purchase 13,003 shares and may be deemed beneficial owner of 11,350 shares owned by his spouse.
(2)	Based on information provided to the Corporation by Mr. Murvay.
(3)	In a Schedule 13G filed February 9, 2007, Bank Fund V L.P. and Bank Fund VI L.P. disclosed that as of December 31, 2006, Bank Fund VI L.P. exercised sole voting power and sole dispositive power over 113,258 shares of common stock.
(4)	In a Schedule 13G filed February 14, 2007, Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C. and Acadia Master Fund I, Ltd. disclosed that as of December 31, 2006, the aforementioned exercised sole voting power and sole dispositive power over 93,310 shares of common stock.

ELECTION OF DIRECTORS

        The Corporation’s Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. The number of directors constituting the Board of Directors is determined from time to time by the Board of Directors. The Board is currently composed of six members. Three persons have been nominated for election to the Board, each to serve a three-year term expiring at the 2010 Annual Meeting of Shareholders. The Board has nominated Mr. Edwin L. Adler, Mr. Thomas E. Kimble and Mr. John H. Welker, each of whom are incumbent directors.

        Holders of common stock should complete the accompanying proxy. Unless otherwise directed by a shareholder’s proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing the nominees as directors for the terms indicated above. Each of the nominees is presently serving as a director. The following pages of this Proxy Statement contain more information about the nominees and other directors of the Corporation.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2007 Annual Meeting. The Corporation’s Articles of Incorporation require at least 60 days prior written notice of any other proposed shareholder nomination and no such notice has been received.

        A plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors of the Corporation. As such, the three individuals who receive this number of votes cast by the holders of the Corporation’s common stock will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. Votes cast at the meeting and submitted by proxy will be tabulated by the Corporation. If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects.

        Except the persons nominated by the Board of Directors, no other persons may be nominated for election at the 2007 Annual Meeting. The Corporation’s Articles of Incorporation require at least 60 days prior written notice of any other proposed nomination and no such notice has been received. If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects.

        The Board of Directors recommends a vote FOR the election of each of the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS

        The content of the following table is based upon information as of March 1, 2007, furnished to the Corporation by the directors. As of March 9, 2007, there were 1,262,279 issued and outstanding shares of common stock of the Corporation.

	Age	Year First Became a Director	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock(2)

Nominees for Election as Directors for a Term
Expiring in 2010

Edwin L. Adler (b)(c)	69	1998	223,958	17.7%

Thomas E. Kimble (a)(c)	60	2005	1,130	0.1%

John H. Welker (b)	66	1998	56,289	4.5%

Directors Whose Terms Expire in 2008

William J. Clark (d)	57	1998	10,000	0.8%

Directors Whose Terms Expire in 2009

Mark A. Murvay (b)(c)(d)	67	2005	128,166	10.2%

J. Grant Smith (b)(c)(d)	39	2006	3,178	0.3%

(a) Member Audit Committee
(b) Member Executive Committee
(c) Member Personnel Committee
(d) Facilities Committee

(1)	Each director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. Includes shares of common stock that are issuable under options exercisable within sixty days. The share ownership of the following directors includes shares subject to options that are presently exercisable: Mr. Adler (13,003 shares); Mr. Clark (4,908 shares); and Mr. Welker (11,504 shares).

(2)	Calculated based on the number of shares outstanding plus 29,415 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days.

(3)	Mr. Beer resigned from the board on March 15, 2007.

        Edwin L. Adler is the chairman and chief executive officer of the Corporation. Mr Adler is a real estate investor. Until 1999 Mr. Adler was president of Food Town Supermarkets, a chain of five stores in the Clarkston, Michigan area, where he had been employed since 1963.

        William J. Clark is a director of the Corporation and Clarkston State Bank. Mr. Clark has served since October 1996 as the general manager of Coldwell Banker Professionals, a real estate brokerage firm in Clarkston, Michigan. Mr. Clark was employed by Clarkston Real Estate Services Inc. from 1989 through October 1996.

        Thomas E. Kimble is a director of the Corporation. Mr. Kimble held a variety of positions with General Motors Corporation where he was employed for 30 years before his retirement effective April 1, 2002. Mr. Kimble’s positions at General Motors Corporation included Director of Global Philanthropic Administration, Director of Business Risk Management and Finance Director for Service Parts Operations.

        Mark A. Murvay is a director of the Corporation and Huron Valley State Bank. Mr. Murvay is President of M.A. Murvay, Inc., a Warren, Michigan- based industrial-supply firm. Previously he was a stockbroker and held several management positions with two brokerage firms. He has served on the Boards of St. Clair Shores Bank and Security Bank SCS, prior to their sale. He served as the 69th district director for the Republican Party and also as a member of the Oakland County Executive Committee.

         J. Grant Smith is a director, president and chief operating officer of the Corporation and the chairman of Huron Valley State Bank. Prior to his present post Mr. Smith served as chief financial officer of Clarkston State Bank and the Corporation. He has been employed by the Corporation since 2001.

        John H. Welker is a director of the Corporation and Huron Valley State Bank. Mr. Welker is president of Numatics, Inc., where he has been employed since 1965. Numatics, Inc. is a global developer and manufacturer of pneumatic components for automated machinery used in various industries.

        The Board of Directors of the Corporation had eight meetings in 2006, the Board of Directors of the Clarkston State Bank had ten meetings in 2006, and the Board of Directors of Huron Valley State Bank had ten meetings in 2006. All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees which they were eligible to attend.

COMPENSATION OF DIRECTORS

        Directors of the Corporation receive twenty shares of stock for board meetings and fifteen shares of stock for committee meetings attended. Directors of the Corporation are not paid any cash remuneration for board or committee meetings attended. However, in 2006 the Corporation directors suspended the issuance of stock for attendance at its board meetings after the January meeting. The Corporation did not grant any stock options to directors during 2006. Directors of Clarkston State Bank and Huron Valley State Bank are paid $200 and ten shares of common stock for each board meeting attended and $100 and ten shares of common stock for each committee meeting attended. The Corporation to date has granted to its directors and organizers options to purchase an aggregate of 64,150 shares under the 1998 Founding Directors’ Stock Option Plan.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

(a)	(b)	(c)(1)(2)	(d)	(h)

Edwin L. Adler (1)	0	$1,571	0	$1,571
William J. Clark (1)	0	6,898	0	6,898
Thomas E. Kimble	0	1,776	0	1,776
Mark A. Murvay	0	1,775	0	1,775
J. Grant Smith	0	0	0	0
John H. Welker	0	546	0	546

(1)	Mr. Adler and Mr. Clark received compensation for Clarkston State Bank board of directors and committee meetings which are included in their totals above.

(2)	Represents unrestricted shares of common stock valued at the market price on the grant date.

CORPORATE GOVERNANCE

Meetings of the Board of Directors – The Board of Directors had eight meetings in 2006. All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees in which they were eligible to attend. The Corporation encourages members of its Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors attended the Annual Meeting of Shareholders held May 2, 2006.

Director Independence – The Board of Directors has determined that all directors except Edwin L. Adler and J. Grant Smith are independent within the meaning of the rules promulgated by the National Association of Securities Dealers (NASD).

Meetings of Independent Directors – The Corporation’s independent directors meet periodically in executive sessions without any management directors in attendance. If the Board of Directors convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.

        The Board of Directors will consider candidates for director put forward by shareholders. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the shareholders. The Board of Directors considers the following factors when considering potential directors: business experience, ties to and participation in the community, an understanding of banking and finance, integrity and reputation, gender and racial diversity, and other factors. Shareholders may propose nominees for consideration by the Board of Directors by submitting the names, appropriate biographical information and qualifications in writing to: J. Grant Smith, Chief Operating Officer, Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327. The Corporation does not pay any third party to assist in the process of identifying or evaluating candidates. In considering any nominee proposed by a shareholder, the Board of Directors will reach a conclusion based on the criteria described above. After full consideration, the shareholder proponent will be notified of the decision of the Board of Directors. The Board of Directors has not rejected any director candidate put forward by a shareholder or group of shareholders that beneficially own more than 5% of the Corporation’s Common Stock for at least one year at the time of the recommendation.

Shareholder Communication with Directors – Shareholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board of Directors, a specific member or to a particular committee of the Board of Directors at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327.

Additional Corporate Governance Matters – During the past several years, the Corporation has taken a number steps to protect and promote the interests of shareholders. The Board of Directors amended our Audit Committee Charter and adopted a new Senior Officer Code of Ethics. The Audit Committee Charter and the Senior Officer Code of Ethics are available upon request by writing to the Chief Financial Officer.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors operates under a charter for the Audit Committee. A copy of the Audit Committee Charter is available upon request. The Board of Directors has determined that Mr. Thomas E. Kimble is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has also examined the composition of the Audit Committee in light of the rules of the National Association of Securities Dealers, Inc. governing audit committees and has confirmed that all members of the Audit Committee are “independent” within the meaning of the those rules. The Audit Committee held two meetings during 2006.

        The Audit Committee has reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2006.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Form 10-KSB for the year ended December 31, 2006.

        Management is responsible for the Corporation’s financial reporting process including its systems of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Corporation’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures, and therefore our discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles. We have relied, without independent verification, on management’s representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Corporation’s financial statements.

Heather Coats*	Thomas E. Kimble Chairperson	Christina R. Hamill, CPA**

*Director of Clarkston State Bank
**Director of Huron Valley State Bank

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid by the Corporation to its Chief Executive Officer, to the President of Clarkston State Bank, to the Chief Operating Officer, and to the Chief Financial Officer of the Corporation and the Bank (the “Named Executives”) for services rendered to the Corporation during 2006. No other executive officers of the Corporation or the Bank received annual compensation in excess of $100,000 during 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion (4)	Change in Pension Value and Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i) (2)	(j)

Edwin L. Adler	2006	$0	0	0	0	0	0	0	$0
Chief Executive
Officer

J. Grant Smith	2006	$160,000	0	0	0	0	0	$1,583	$161,583
President and
COO

James W. Distelrath	2006	$100,000	0	0	0	0	0	$1,249	$101,249
CFO

Dawn M. Horner	2006	$150,000	0	0	0	0	0	$1,875	$151,875
President of
Clarkston State
Bank

David H. Blossey (1)	2006	$122,707	0	0	0	0	0	$575	$123,282
President of
Huron Valley
State Bank

(1)     Mr. Blossey resigned during December 2006.

(2)     Other compensation represents matching contributions to our 401(k) plan.

        Stock Award and Option Grants in 2006. No stock awards or options, with the exception of the director fees disclosed above, were granted during 2006 to the Named Executives or to any other officers or directors of the Corporation.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Edwin L. Adler	13,003	0	0	9.09	11/13/08	0	0	0	0
Chief Executive
Officer

J. Grant Smith	0	0	0	0		1,082	14,066	0	0
President and
COO

James W. Distelrath	0	0	0	0		0	0	0	0
CFO

Dawn M. Horner	0	0	0	0		1,082	14,066	0	0
President of
Clarkston State
Bank

David H. Blossey (1)	0	0	0	0		0	0	0	0
President of
Huron Valley
State Bank

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e) (1)

Edwin L. Adler	0	0	0	0
Chief Executive Officer

J. Grant Smith	0	0	1,084	15,487
President and
COO

James W. Distelrath	0	0	0	0
CFO

Dawn M. Horner	0	0	1,167	16,688
President of
Clarkston State
Bank

David H. Blossey (1)	0	0	0	0
President of
Huron Valley State Bank

(1)     – Represents the value based on the market price on the vesting date.

The Corporation does not have any nonqualified deferred compensation plans.

        Benefits. The Corporation provides group health insurance benefits and supplemental unemployment benefits to its regular employees, including executive officers.

        Security Ownership of Management. The following table shows, as of March 1, 2007, the number of shares beneficially owned by the Named Executives identified in the executive compensation tables of this proxy statement and by all Directors and Executive Officers as a group. Except as described in this Proxy Statement, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock (2)

Edwin L. Adler	223,958	17.3%

Dawn M. Horner	5,367	0.4%

J. Grant Smith	3,178	0.2%

James W. Distelrath	0	0.0%

All Executive Officers and Directors as a Group
(8 persons)	428,088	33.1%

(1)	See footnotes 1 and 2 to the Information about Directors table appearing on page 3 of this Proxy Statement.
(2)	Calculated based on the number of shares outstanding plus 29,415 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days.

        Management Continuity Agreements. The Corporation has entered into individual severance benefit agreements with Mr. Smith, Ms. Horner and Mr. Distelrath. These agreements provide severance benefits if the executive’s employment is terminated without cause within three years after a change-in-control or within six (6) months before a change-in-control of the Corporation. For the purpose of these agreements, a “change-in-control” is defined as transaction in which any individual or entity acquires 51% or more of the Corporation’s outstanding common stock, any merger or consolidation of the Corporation in which the corporation is not the surviving entity, or any sale of all or substantially all of the Corporation’s assets. Severance benefits will not be payable if the Corporation terminates the executive’s employment for cause or if the executive resigns for reasons other than a substantial change in the terms or conditions of the executive’s employment. An executive may resign as a result of a substantial change in the terms or conditions of his employment after a change-in-control and retain the benefits provided under the agreement.

        A substantial change in terms or conditions of employment will be deemed to have occurred if any of the following occurs: the Corporation reduces the executive’s base salary; the Corporation discriminates against the executive as to bonuses, salary increases or fringe benefits; the executive is assigned duties which result in a significant reduction or material change in the executive’s authority or responsibility; or the executive is relocated to a place in excess of 20 miles from the location where the executive was based at the time the agreement was executed. The agreements continue indefinitely unless the Corporation takes action to terminate by giving notice at least twelve months in advance. These agreements provide a severance benefit of a lump sum payment equal to two year’s salary and incentive bonus (one year’s in the case of Mr. Distelrath) and continuation of benefits coverage for three years.

TRANSACTIONS INVOLVING MANAGEMENT

        During 2003, the Bank leased real estate for its loan center from a company in which Mr. Edwin L. Adler also has an equity interest. Management of the Corporation believes that the terms of the lease were no less favorable to the Bank than could be obtained from non-affiliated parties.

        On March 9, 2006, Clarkston Financial Corporation purchased the building in which their operations are housed from an LLC of which the Chairman holds an equity interest. The purchase price of $900,000 is representative of the fair value of the building. During 2006 space was leased in the same building for Clarkston Financial Corporation’s operations.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The consolidated financial statements of the Corporation have been examined by Plante & Moran, PLLC, independent certified public accountants. A representative of Plante & Moran, PLLC is expected to be present at the annual meeting to respond to appropriate questions. The Corporation’s Audit Committee has selected Plante & Moran, PLLC to be the Corporation’s external auditors for 2007. In addition, Rehmann Robson, an independent certified public accounting firm has been selected to conduct the Corporation’s internal audit for 2007.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2006 by the Company’s principal accounting firm, Plante & Moran, PLLC:

	2006	2005

Audit	$83,100	$83,690
Audit Related	26,305	5,500
Tax(1)	17,140	13,100
Other(2)

Total Fees	$126,545	$102,290

(1)	“Tax” includes primarily tax return preparation and review, and tax planning and advice.

(2)	“Other” includes primarily fees associated with consulting services related to strategic planning and capital structure.

        The Audit Committee considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the principal accountant’s independence.

        The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor. Audit Committee advance approval is required for specific projects and categories of services.

SHAREHOLDER PROPOSALS – 2008 ANNUAL MEETING

        Any proposal of a shareholder intended to be presented for action at the 2008 annual meeting of the Corporation must be received by the Corporation at 6600 Highland Road, Suite 24, Waterford, Michigan 48327., not later than January 1, 2008, if the shareholder wishes the proposal to be included in the Corporation’s proxy materials for that meeting.

MISCELLANEOUS

        An annual report on Form 10-KSB to the Securities and Exchange Commission for the year ended December 31, 2006, will be provided free to shareholders upon written request. Write to Clarkston Financial Corporation, Attention: James W. Distelrath, 6600 Highland Road, Suite 24. Waterford, Michigan 48327. The Form 10-KSB and certain other periodic filings are filed with the Securities and Exchange Commission (the “Commission”). The Commission maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, that file electronically. The Commission’s web site address is http:\\www.sec.gov.

        The management is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

        The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person or by telephone by regular employees of the Corporation.

March 26, 2007	By Order of the Board of Directors /s/ Mark A. Murvay Mark A. Murvay Secretary

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE
CORPORATION’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

        This report includes “forward-looking statements” as that term is used in the securities laws. All statements regarding the Corporation’s expected financial position, business and strategies are forward-looking statements. In addition, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” and similar expressions, as they relate to the Corporation and its management, are intended to identify forward-looking statements. The presentation and discussion of the provision and allowance for loan and lease losses, determining the fair value of securities and other financial instruments, the valuation of mortgage servicing rights and statements concerning future profitability or future growth or increases, are examples of inherently forward looking statements in that they involve judgments and statements of belief as to the outcome of future events. The Corporation’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the Corporation’s operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Corporation’s market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Corporation and its business, including additional factors that could materially affect the Corporation’s financial results, is included in its filings with the Securities and Exchange Commission.

        The following section presents additional information to assess the financial condition and results of operations of the Corporation and our banks. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this Appendix.

Overview

Clarkston Financial Corporation (the “Corporation”, “us” or “we”) is a Michigan corporation incorporated on May 18, 1998. The Corporation is the bank holding company for Clarkston State Bank (“CSB”) and Huron Valley State Bank (“HVSB”) (collectively the “Banks”). CSB commenced operations on January 4, 1999, and HVSB commenced operations on August 15, 2005. The Banks are chartered by the State of Michigan with depository accounts insured by the Federal Deposit Insurance Corporation. As such, our primary business is concentrated in a single industry segment — commercial banking. The Banks provide a full range of banking services to individuals, commercial businesses and industries located in their service areas. The Banks maintain diversified loan portfolios, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Banks also offer a variety of deposit products, including checking accounts, savings accounts, money market accounts, individual retirement accounts and certificates of deposit.

The principal markets for financial services provided are in northern Oakland County communities in which the Banks are located and the areas immediately surrounding these communities. The Banks serve these markets through 7 locations in or near their communities. The Banks do not have any material foreign assets or income.

Our principal source of revenue is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 76.1% of total revenue in 2006, essentially flat compared to 76.6% in 2005. Interest from investments share of revenue increased to 17.4% in 2006 from 15.4% in 2005, largely the result of deposit promotions at Huron Valley outpacing loan growth. Service fees on deposit accounts declined slightly from 6.3% to 4.8% in 2005 and 2006, respectively. This decrease in revenue share was due to faster growth in other revenue sources, as the deposit fee income as a percentage of checking accounts was flat at 3.1% in 2005 and 2006.

The formation of HVSB in 2005 was a significant event for Clarkston Financial Corporation. We own 55% of the outstanding shares of common stock of HVSB. The remaining 45% is owned by private investors. We expect to recognize operating losses from HVSB in the near term as the Bank grows out of the de novo stage.

Critical Accounting Policies

Allowance for Loan Losses — The allowance for loan losses for each Bank is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management of that Bank believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the profitability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential mortgage loans for impairment disclosures.

Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock Compensation Plans — Under the Corporation’s stock-based incentive plans, the Corporation may grant restricted stock awards or options to its directors, officers, and employees for up to 110,000 shares of common stock. Prior to January 1, 2006, we accounted for stock awards and options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. We adopted the fair value recognition provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share Based Payment effective January 1, 2006 using the modified-prospective transition method. SFAS No. 123(R), Share Based Payment, established a fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. We recognize compensation expense related to restricted stock awards over the period the services are performed. No options were granted during 2006. We determined that implementation of SFAS No. 123(R) did not have a material impact on our financial results.

Recent Accounting Pronouncements:

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 was effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation has not determined the impact of adopting SFAS No. 157 on its financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial statements.

Off Balance Sheet Transactions

        Other than unfunded loan commitments and standby letters of credit, there are no off balance sheet commitments. The Banks do not syndicate loans, have not sold loan participations under an agreement to repurchase and are not obligated to assume any liability not noted in their respective balance sheets. Our borrowings contain no loan agreement covenants or conditions that will restrict its growth or ability to manage its assets. Clarkston State Bank has arranged for liquidity lines of credit with two lenders, one commercial bank and the Federal Reserve Bank of Chicago. Moreover, Clarkston State Bank is a member of the Federal Home Loan Bank of Indianapolis, further providing access to lower interest bearing funds as needed.

Financial Condition

         Summary. Our total assets increased to $220.3 million at December 31, 2006, from $195.6 million at December 31, 2005, an increase of $24.7 million, or 12.6%. More than 50% of the growth in total assets can be attributed to HVSB, which opened for business in the third quarter of 2005. As discussed below, all major categories of assets showed growth over 2005 and the growth in assets was funded primarily with deposits. We anticipate that our assets will continue to grow in 2007 and that our primary funding source will continue to be deposits.

        Cash and Cash Equivalents. Cash and cash equivalents, which include federal funds sold and short term investments, increased $5.2 million, or 64.2%, to $13.3 million at December 31, 2006, from $8.1 million at December 31, 2005. This increase is primarily due to deposit growth at HVSB outpacing loan growth. Some of the promotional time deposits will likely roll off as they were originated at rates considerably higher than the bank’s current offering rates. Therefore, the cash and equivalent balances are anticipated to decrease in the near term as those amounts will be used to fund growth in the loan portfolio.

         Securities. Our securities held at December 31, 2006, totaled $43.9 million compared to $49.0 million at December 31, 2005, a decrease of $5.1 million, or 10.4%. All securities are classified as “Available for Sale” and may be sold to meet our liquidity needs. The primary objective of our investment activity is to provide for the safety of the principal invested. Secondary considerations include earnings, liquidity and overall exposure to changes in interest rates. It has been the policy and practice to accept very little credit risk in the investment portfolio in compliance with our primary investment objective. Excluding investments in U.S. Treasury and U.S. Government Agency Securities, there were no investments in securities of any one issuer, which exceeded 10% of shareholders’ equity.

Securities Available for Sale Portfolio at Carrying Value (in thousands)

	Year Ended December 31

	2006	2005	2004

U.S. Treasury and U.S. Government Agencies	$7,321	$7,781	$3,013
Mortgage-backed securities	24,940	27,384	23,098
Municipal bonds	2,892	10,419	14,791
Collateralized Mortgage Obligations	8,711	3,398	3,482

Total	$43,864	$48,982	$44,384

The following table presents the maturity schedule of securities (based on estimated fair value) held and weighted average yield of those securities, as of December 31, 2006 (000‘s omitted):

	Within One Year		After One but Within Five Years		After Five but within Ten		After Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Treasury and U.S.
Government Agencies	$2,046	4.06%	$1,961	4.53%	$3,381	5.14%	$-		$7,388	4.68%
Mortgage-backed securities	-		24,309	4.36%	563	4.78%	-		24,872	4.37%
Municipal bonds	-		2,800	4.05%	5,667	4.81%	245	5.22%	8,712	4.58%
Collateralized Mortgage
Obligations	-		2,892	4.18%	-		-		2,892	4.18%

Total	$2,046		$31,962		$9,611		$245		$43,864

Maturity information does not incorporate any call provisions that the various securities may contain. An analysis of the amortized cost and estimated fair market value of the investment portfolio is contained in Note 2 to the Corporation’s Consolidated Financial Statements.

        The Loan Portfolio. Both of our subsidiary banks are located in high growth Northern Oakland County. Loans outstanding grew by $24.5 million, or 18.4% for the period from December 31, 2005 to December 31, 2006. HVSB contributed $10.0 million of this growth with the rest provided by CSB. Commercial real estate loans continue to comprise the largest portion of the portfolio, growing from $62.8 million at December 31, 2005 to $91.0 million at December 31, 2006, an increase of $28.2 million, or 44.9%. Residential mortgage loans also showed a positive trend, increasing $4.3 million, or 28.7% to a balance of $19.3 million at December 31, 2006 from $15.0 million at December 31, 2005. The only portfolio to show a material decrease from 2005 was the construction portfolio, which decreased $7.6 million, or 26.4% from December 31, 2005 to December 31, 2006. This decrease is primarily due to 2 factors, construction loans being termed out into commercial real estate loans (partially explaining the increase in that portfolio) and the slow movement of the local real estate market. Consolidated loan growth for the year was slightly behind projected amounts. Both of our subsidiary banks continue to focus on commercial lending as shown by the fact that 73% of the loan portfolio is made up of commercial loans (not counting commercial construction loans). The lenders at both banks have significant experience in the commercial lending arena, with virtually all having at least 10 years experience. Commercial lending is also a significant contributor to the demand deposit portfolio which along with credit quality, are the key focuses of management in the coming year. We anticipate this concentration in commercial lending to continue in the future, with the decreased focus on construction lending also continuing.

Loan Portfolio Composition (in thousands of dollars)

	Year Ended December 31

	2006		2005		2004

	Amount	%	Amount	%	Amount	%

Commercial	$23,917	15.2%	$24,316	18.2%	$22,940	20.6%
Real Estate
Commercial	91,007	57.7	62,776	47.1	57,266	51.3
Residential	19,331	12.3	14,976	11.3	12,847	11.5
Construction	21,206	13.4	28,764	21.6	15,492	13.9
Consumer	2,254	1.4	2,398	1.8	2,997	2.7
Total Loans	157,715	100.0%	133,230	100.0%	111,542	100.0%

Less:
Allowance for Loan Losses	(2,750)		(1,930)		(1,280)

Total Loans Receivable, Net	$154,965		$131,300		$110,262

Maturities and Sensitivities of Loans to Changes in Interest Rates (in thousands of dollars)

The following tables present the maturity of total loans outstanding, as of December 31, 2005, according to scheduled repayments of principal on fixed rate loans and repricing frequency on variable rate loans.

	Within one Year	After one but Within Five Years	After five years	Total

Commercial	$16,053	$7,068	$801	$23,922
Real Estate
Commercial	22,501	65,239	3,268	91,008
Residential	13,082	4,134	2,110	19,326
Construction	18,728	2,477	-	21,205
Consumer	847	1,151	256	2,254

Totals	$71,211	$80,069	$6,435	$157,715

Fixed	$14,962	$77,142	$5,672	$97,776
Variable	56,249	2,927	763	59,939

Totals	$71,211	$80,069	$6,435	$157,715

        Non-Performing Assets. Non-performing assets consist of nonperforming, foreclosed, restructured and non-accrual loans.

        Loan performance is reviewed regularly by external loan review specialists, loan officers, and senior management to assure that policies are being followed and loan quality standards are being maintained. Whenever reasonable doubt exists concerning the collectibility of interest or principal as well as collateral position on a loan, that loan will be placed in non-accrual status. Any interest previously accrued but not collected at that time will be reversed and charged against current earnings. We are not aware of any recommendations by regulatory agencies, which, if implemented, would have a material impact on our liquidity, capital or operations.

        We have responded to the significant increase in charge-offs over the past two fiscal years by improving underwriting standards, centralizing the credit function under the Holding Company under the supervision of the Holding Company President, the adding an experienced credit officer and loan officers who have considerable credit backgrounds. Additionally, during 2006 an in depth loan review was performed by an independent third party at the request of management. All commercial relationships greater than $250,000 were reviewed, and all relationships between $50,000 and $250,000 were reviewed by senior management. No additional problem credits were identified through this review and management believes that the allowance is adequate.

        The following table sets forth information with respect to our non-performing assets for the respective years ending December 31 (dollars in thousands):

	2006	2005	2004

Loans accounted for on a non-accrual basis	$2,431	$1,066	$0
Accruing loans past due 90 days or more	855	1,413	532

Total non-performing loans	3,286	2,479	0
Repossessed assets	3	205	0

Total non-performing assets	$3,289	$2,684	$532

Non-performing loans as a percent of total loans	2.08%	1.86%	0.47%
Accruing loans past due 90 days or more as a percent of total loans	0.05%	1.06%	0.47%
Non-performing assets as a percent of total assets	1.49%	1.37%	0.33%
Non-performing loans as a percent of the loan loss reserve	119.60%	128.45%	41.56%

The non-accrual balance above is comprised of 10 relationships. Approximately $2.2 million, or 91% of the outstanding balances of those loans are secured by real estate. Of those loans secured by real estate, approximately 49% are secured by residential real estate. Approximately $500,000 is currently reserved against the $2.4 million in non-accrual assets. Though the local economic climate and real estate markets are weak, management is confident that the reserves against these loans are adequate, and no further charges to expense are expected. The other loans 90 days or more past due are all well secured and management does not anticipate any further expense specifically relating to these credits. Of the loans that were on non-accrual at December 31, 2005, $859,000 was charged-off in the current year, and $207,000 was paid off with no loss to the company. As for the loans which were 90 days or more past due and still accruing as of December 31, 2005, only one loan, in the amount of $264,000, remains on the books, and it is included in the non-accrual balance as of December 31, 2006. Gross charge-offs of these credits during 2006 totaled $403,000, though approximately $375,000 of this has been recovered during 2006 and 2007. The remaining $746,000 was resolved either through payoff or the customer making the payments current, either of which resulted in no loss to the company.

Non-performing loan roll-forward (dollars in thousands):

	Secured By Real Estate		Not Secured By Real Estate

	Non-Accrual Loans	Accruing Loans Past Due 90 Days or more	Non-Accrual Loans	Accruing Loans Past Due 90 Days or more	Total Non-Performing Loans

Balance at December 31, 2005	$1,066	$989	$-	$424	$2,479
Charged-off	(859)	-	-	(403)	(1,262)
Paid-off/Brought current	(207)	(725)	-	(21)	(953)
Sold	-	-	-	-	-
Migrated	264	(264)	-	-	-
New credits added	1,952	835	215	20	3,022

Balance at December 31, 2006	$2,216	$835	$215	$20	$3,286

Loan Loss Experience (in thousands)

        The following table summarizes changes in the allowance for credit losses arising from additions to the allowance which have been charged to expense, selected ratios, and the allocation of the allowance for credit losses.

	Amount as of December 31,

	2006	2005	2004

Total loans at year end	$157,715	$133,230	$111,542
Average daily balances of loans for the year	143,417	128,208	96,045
Allowance for credit losses at beginning of period .	1,930	1,280	1,092

Loan charge-offs during the period
Commercial	519	644	200
Real Estate
Commercial	289	0	0
Residential	319	0	0
Construction	751	0	0
Consumer	12	76	54

Total charge-offs	1,890	720	254

Loan recoveries during the period
Commercial	40	2	0
Real Estate
Commercial	0	0	0
Residential	235	0	0
Construction	65	0	0
Consumer	10	1	112

Total recoveries	350	3	112

Net recoveries/(charge-offs)	(1,540)	(717)	(142)

Provision charged to expense	2,360	1,367	330

Allowance for credit losses at end of period	2,750	1,930	1,280

Ratio of net recoveries/(charge-offs) during the
period to loans outstanding at year-end	(0.98%)	(0.54%)	(0.13%)

Allowance for loan losses to loans outstanding
at year-end	1.74%	1.45%	1.14%

Allocation of the Allowance for Loan Losses (in thousands)

	Year Ended December 31

	2006		2005		2004

	Allowance Amount	% of each category to total loans	Allowance Amount	% of each category to total loans	Allowance Amount	% of each category to total loans

Commercial	$1,304	0.83%	$468	0.35%	$380	0.34%
Real Estate
Commercial	350	0.22	162	0.13	488	0.43
Residential	474	0.30	439	0.33	203	0.18
Construction	438	0.28	712	0.53	171	0.15
Consumer	85	0.05	109	0.08	39	0.03
Unallocated	99	0.06	40	0.03	0	0.00

Total	$2,750	1.74%	$1,930	1.45%	$1,280	1.14%

        The above allocations are not intended to imply limitations on the usage of the allowance. The entire allowance is available for any future loans without regard to loan type.

Allowance for Loan Losses

        The allowance for loan losses as of December 31, 2006 was $2.8 million representing approximately 1.74% of gross loans outstanding and at December 31, 2005, was $1.9 million, which represented approximately 1.45% of gross loans outstanding at that time.

        The calculation methodology for the allowance for loan losses is consistent with 2005. In portfolios where there has been historical loss, the bank’s own history is being used. In portfolios in which the banks have never experienced a loss, peer loss rates are being used.

Management prepares an evaluation comprised of a risk rating system to segregate the loan portfolio by classification and rating. These portfolio metrics are then applied against industry standards, peer data, economic conditions, portfolio composition, historical loss experience as well as collateral position to determine an appropriate allowance for loan losses. This analysis is performed every quarter and is scrutinized by internal auditors as well as senior management for reasonableness.

        The allowance for loan and lease losses represents our estimate of probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan and lease losses is maintained at an adequate level through additions to the provision for loan losses. An appropriate level of the risk allocated allowance is determined based on the application of risk percentages to graded loans by categories. Specific reserves are established for individual loans when deemed necessary by management. In addition, management considers other factors when determining the unallocated allowance, including loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends. Identified problem loans, which exhibit characteristics (financial or otherwise) that could cause the loans to become nonperforming or require restructuring in the future, are included on the internal “Watch List” which is reviewed frequently by senior management.

        Inherent risks and uncertainties related to the operation of a financial institution require us to rely on estimates, appraisals and evaluations of loans to prepare our financial statements. Changes in economic conditions and the financial prospects of borrowers may result in abrupt changes to the estimates, appraisals or evaluations used. In addition, if actual circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for loan and lease losses may not be sufficient to absorb all future losses, and net income could be significantly impacted.

        Premises and Equipment. Premises and equipment increased $819,000 or 21.0% from $3.9 million at December 31, 2005 to $4.7 million at December 31, 2006. The increase is due to the purchase of the building in which the holding company’s operations are housed, offset by the normal annual depreciation of the other fixed assets of the company.

         Deposits. Our deposit gathering activities are accomplished through traditional means using our banks’ main offices and Clarkston State Bank’s five branch network as well as competitive pricing and excellent customer service. We offer both business and personal accounts including but not limited to checking, savings, money market and certificates of deposit with an array of different terms. These deposits are gathered from local consumers and businesses within the markets served by our banks. Our competitive pricing and strong customer service has contributed to our strong deposit growth and continues to provide a stable core funding base for our banks. We use brokered deposits to assist in funding our banks’ operations when the need arises.

        As of December 31, 2006, deposits totaled $182.0 million. This represents a 12.8% increase from December 31, 2005 when deposits were $161.3 million. Non-interest bearing demand deposits were flat relative to last year increasing only $289,000, or 1.2% Total interest bearing deposits, however, increased 14.8% to $158.1 million at December 31, 2006, compared to $137.7 million at December 31, 2005. One of the primary focuses of both banks’ management teams is to increase the share of total deposits held by non-interest bearing accounts, one of our historical strengths. A cohesive marketing strategy will be utilized to achieve the aggressive deposit growth goals which have been set for each Bank’s management. Additionally, the new staff of experience commercial lenders will be highly beneficial to these deposit gathering efforts. As shown in the tables below, the additional time deposits that have been taken on are short-term, with the intention being to replace them with more profitable DDA and savings accounts.

      Average Daily Deposits (in thousands)

        The following table sets forth the average deposit balances and the weighted average rates paid thereon.

	Average for the Year		Average for the Year		Average for the Year

	2006		2005		2004

	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate

Noninterest bearing demand	$23,371	0.00%	$24,733	0.00%	$18,731	0.00%
MMDA/Savings/NOW	66,176	3.14%	69,454	2.96%	62,827	1.78%
Time	82,972	4.64%	58,118	3.70%	43,341	3.35%

Total Deposits	$172,519	3.44%	$152,305	2.76%	$127,899	2.08%

Maturity Distribution of Time Deposits of $100,000 or More (in thousands)

        The following table summarizes time deposits in amounts greater than $100,000 by time remaining until maturity:

	Year Ended December 31

	2006	2005	2004

Three months or less	$12,770	$8,369	$3,924
Over three months through one year	26,308	13,361	9,692
Over one year	5,475	15,938	13,983

	$44,553	$37,668	$27,571

Minority interest This balance represents the portion of equity in Huron Valley State Bank that is not owned by Clarkston Financial Corporation. At December 31, 2006, the Corporation owned 55.14% of the outstanding shares in Huron Valley State Bank.

Total Stockholders’ Equity. Our common stock and paid in capital accounts decreased by $365,000 in the current year due to the net loss experienced, partially offset by an increase in other comprehensive income. Other comprehensive income is derived entirely from changes in the market value of our securities portfolio. No other significant changes were seen in these accounts. There were no dividends paid to shareholders in 2006 or 2005.

Results of Operations

        Summary of Results. We had a net loss of $712,000 for the year ended December 31, 2006, compared with a net loss of $24,000 in 2005. Significant fluctuations from 2005 to 2006 included a $431,000, or 7.1%, increase in net interest income before provision for loan loss, a $993,000, or 72.6%, increase in provision for loan loss, and a $604,000, or 10.3% increase in other operating expenses.

Performance Ratios (in thousands, except per share data).

	Year Ended December 31

	2006	2005	2004

Net Income (Loss)	$(712)	$(24)	$1,277
Weighted average number of shares outstanding	1,247	1,095	1,036
Basic Income (Loss) per share	$(0.57)	$(0.02)	$1.23
Fully Diluted Income (Loss) per Share	$(0.57)	$(0.02)	$1.20

Earnings ratios:
Return on average assets	(0.34%)	(0.01%)	0.84%
Return on average equity	(5.09%)	(0.18%)	10.96%
Average equity to average assets	6.67%	7.61%	7.65%
Dividend payout ratio	0	0	0

        Net Interest Income. Net interest income increased $431,000, or 7.1% from $6.1 million at December 31, 2005 to $6.5 million at December 31, 2006. The increase in interest income was caused by the continued growth in the loan portfolio with rising rates also contributing. The increase in interest expense can be almost equally explained by increased volume and rising rates. A number of time deposit promotions at HVSB and the use of some wholesale funding were the primary causes of the rate variance on the time deposit portfolio, while the large portion of the funding provided by this portfolio was the reason for the volume variance. Federal Funds purchased were also used in higher amounts than historical, which caused a negative variance in interest expense. Finally, the upward repricing of the variable rate trust preferred securities also negatively impacted interest expense. Additionally, the cost of FHLB advances increased significantly as the rates at the time of maturity of some of our borrowings were much higher than they had been when the advances were initially taken out.

The following schedule presents the average daily balances, interest income, interest expense and average rates earned and paid for our major categories of assets, liabilities, and shareholders’ equity for the periods indicated (dollars in thousands):

	2006			2005			2004

	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/Cost

Assets:
Short term investments	$7,401	$395	5.34%	$5,581	$199	3.57%	$6,019	$85	1.41%
Securities:
Taxable	39,552	1,750	4.42%	32,056	1,303	4.06%	25,885	1,008	3.89%
Tax-exempt	10,473	339	3.24%	10,247	329	3.21%	20,181	692	3.43%
Loans	143,617	10,882	7.58%	128,208	9,090	7.09%	96,045	6,381	6.64%

Total earning assets/total
interest income	176,092	13,366	6.65%	176,092	10,921	6.20%	148,130	8,166	5.51%
Cash and due from banks	4,900			4,191			2,995
Unrealized Gain (Loss)	(1,411)			(647)			(257)
Allowance for loan loss	(1,916)			(1,538)			(1,160)
All other assets	7,036			4,538			2,527

Total assets	209,652			182,456			152,235
Liabilities:
Interest bearing deposits:
MMSA, Savings/NOW	66,176	2,081	3.14%	69,454	2,053	2.96%	62,827	1,121	1.78%
Time	82,972	3,854	4.64%	58,118	2,149	3.70%	46,341	1,554	3.35%
Fed Funds purchased	2,067	104	5.03%	673	21	3.12%	14	1	7.14%
FHLB Advances	10,853	483	4.45%	10,378	360	3.47%	7,236	145	2.00%
Trust preferred securities	4,000	330	8.25%	4,000	360	6.38%	4,000	175	4.38%
Other borrowings	8	1	12.00%	-	-	0.00%	-	-	0.00%

Total interest bearing
liabilities/interest expense	166,076	6,853	4.13%	142,623	4,838	3.39%	120,418	2,996	2.49%
Noninterest bearing deposits	23,371			24,733			19,231
All other liabilities	2,300			1,469			850
Minority interest in
consolidated subsidiary	3,304			1,469			-
Stockholders' Equity:
Unrealized Holding Loss	(982)			(423)			(89)
Common Stock, Surplus,
Retained Earnings	14,601			14,054			11,825

Total liabilities and	209,652			182,456			152,235
Interest spread		6,513	2.52%		6,083	2.81%		5,170	3.03%
Net Interest Margin			3.24%			3.45%			3.49%

Rate / Volume Analysis of Net Interest Income. The following schedule presents the dollar amount of changes in interest income and expense for major components of earning assets and interest-bearing liabilities, distinguishing between changes related to outstanding balances and changes due to interest rates.

	2006 Compared to 2005				2005 Compared to 2004

	Change Due to Rate	Change Due to Volume	Change Due to Mix	Total Change	Change Due to Rate	Change Due to Volume	Change Due to Mix	Total Change

	(in thousands)

Short term investment	$99	$65	$32	$196	$130	($ 6)	($ 10)	$114
Investment securities--taxable	115	305	27	447	44	240	11	295
Investment securities--tax-exempt	3	7	-	10	(44)	(341)	22	(363)
Loans, net of unearned income	624	1,093	75	1,792	429	2,137	143	2,709

Total interest income	841	1,470	134	2,445	559	2,030	166	2,755

MMSA, Savings/NOW	131	(97)	(6)	28	736	118	78	932
Time deposits	551	919	235	1,705	160	395	40	595
Federal Funds purchased	13	44	26	83	(1)	47	(26)	20
FHLB Advances	102	16	5	123	106	63	46	215
Trust preferred securities	75	-	-	75	80	-	-	80
Other borrowings	-	-	1	1	-	-	-	-

Total interest expense	872	882	261	2,015	1,081	623	138	1,842

Net interest income	($ 31)	$588	($127)	$430	($ 522)	$1,407	$28	$913

Composition of Average Earning Assets and Interest Bearing Liabilities (dollars in thousands):

	Year Ended December 31, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004

As a percentage of average earning assets
Loans	$143,617	71.4%	$128,208	72.8%	$96,045	64.8%
Other earning assets	57,426	28.6%	47,884	27.2%	52,085	35.2%

Average earning assets	$201,043	100.0%	$176,092	100.0%	$148,130	100.0%

As a percent of average interest bearing liabilities
Savings and DDA accounts	$66,176	39.8%	$69,454	48.7%	$62,827	52.2%
Time deposits	82,972	50.0%	58,118	40.8%	46,341	38.5%
Other borrowings	16,928	11.2%	15,051	10.5%	11,250	9.3%

Average interest bearing liabilities	$166,076	100.0%	$142,623	100.0%	$120,418	100.0%

Earning asset as a percent of total assets	95.9%		96.5%		97.3%

         Provision for Loan Loss. The provision for loan losses for the year ended December 31, 2006 was $2.4 million compared to $1.4 million at December 31, 2005. See above discussion on non-performing loans for more detail.

        Non-Interest Income. Other operating income was flat at $940,000 in 2005 and 2006. Overdraft and NSF fee income at CSB was elevated during 2005, causing a decrease relative to 2006. Gains on loan sales showed a healthy 27.6%, or $58,000 increase over the prior year, offsetting the decreased deposit fees. This was a result of the transition of the mortgage team and the success of their efforts. The remaining items of non-interest income were relatively flat year over year.

        Non-Interest Expense. Non-interest expense consists of monthly operating expenses and for the year ended December 31, 2006, was $6.4 million compared with $5.8 million for the year ended December 31, 2005, an increase of $600,000, or 10.3%. The main component of non-interest expense is salaries and benefits which totaled $3.3 million for 2006 and $2.9 million for 2005 an increase of $325,000, or 11.0%. Approximately 81% of this variance is related to HVSB being open and staffed for a full year. The remainder of the variance is due to regular salary increases to staffs at CFC and CSB. Another significant component of operating expense is occupancy expense which increased $229,000, or 27.0%, to $1.1 million in 2006 from $849,000 in 2005. This increase is primarily due to HVSB having a full year of occupancy expenses, expenses related to the purchase and operation of the holding company building purchased in the current year and expense incurred to terminate a maintenance contract on software that is no longer being used. The negative variance in outside processing and supplies relates to HVSB having a full year of operation, and the decrease in state taxes is the result of decreased income.

Liquidity and Capital Resources

        We obtained our initial equity capital in an initial public offering of our common stock in November 1998. In December 2003, we completed an offering of $4.0 million of cumulative preferred securities (“Trust Preferred Securities”) to further support our growth.

        In July 2005 we completed a rights offering in which each holder of our common stock as of the June 6, 2005 record date received the right to purchase one additional share of common stock for every four shares held and an opportunity to purchase a limited number of shares above their basic subscription right (the over-subscription privilege). A total of 165,776 shares were purchased in the rights offering, resulting in net proceeds of approximately $2,856,000, which was used to purchase a majority interest in Huron Valley State Bank.

        Also in July 2005 we sold 28,000 shares to an individual investor through the community offering provisions of the rights offering. These shares were sold for $18.00 per share, resulting in net proceeds to us of $504,000.

        Also during 2006, we obtained a line of credit with a third party financial institution secured by our interest in the consolidated subsidiaries in the amount of $3 million. This line of credit is to be used for general corporate purposes and has no specific use identified at this time. As of December 31, 2006, there was no outstanding balance on this line of credit.

        Our cash and equivalents increased $5.2 million, from $8.1 million at December 31, 2005 to $13.3 million at December 31, 2006. The primary sources of this increase in cash were $19.9 million from increased deposits, $5.0 million in advances from the Federal Home Loan Bank, $5.1 million of proceeds from sales of securities (net of purchases) and cash flow from operations of $2.8 million. The primary uses of funds were increased loan balances of $25.8 million and $1.2 million of fixed asset purchases.

        We believe that our current capital will provide us with adequate capital to support our expected level of deposit and loan growth and to otherwise meet its capital requirements for the next year.

Capital Resources at December 31, 2006 (in thousands)

	Tier 1 Leverage Ratio	Tier 1 Capital Ratio	Total Risk-Based Capital Ratio

Minimum regulatory requirement for
Capital adequacy	4.00%	4.00%	8.00%
Well capitalized regulatory level	5.00%	6.00%	10.00%
CSB	7.44%	8.80%	10.05%
HVSB	34.22%	44.88%	45.69%
Consolidated	9.26%	11.02%	12.28%

Capital Resources at December 31, 2005 (in thousands)

	Tier 1 Leverage Ratio	Tier 1 Capital Ratio	Total Risk-Based Capital Ratio

Minimum regulatory requirement for
Capital adequacy	4.00%	4.00%	8.00%
Well capitalized regulatory level	5.00%	6.00%	10.00%
CSB	7.62%	9.74%	10.99%
HVSB	62.43%	144.37%	144.97%
Consolidated	12.58%	13.50%	14.82%

The following table shows the dollar amounts by which our capital (on a consolidated basis) exceeds current regulatory requirements on a dollar-enumerated basis:

	Tier 1 Leverage	Tier 1 Capital	Total Risk-Based Capital

	(in thousands of dollars)

Clarkston State Bank
Capital balances at December 31, 2006
Required regulatory capital	$7,464	$6,311	$12,622
Capital in excess of regulatory minimums	6,414	7,567	3,236

Actual capital balances	$13,878	$13,878	$15,858

Huron Valley State Bank
Capital balances at December 31, 2006
Required regulatory capital	$848	$647	$1,293
Capital in excess of regulatory minimums	6,408	6,609	6,094

Actual capital balances	$7,256	$7,256	$7,387

Consolidated
Capital balances at December 31, 2006
Required regulatory capital	$8,354	$7,015	$14,030
Capital in excess of regulatory minimums	10,981	12,320	7,504

Actual capital balances	$19,335	$19,335	$21,534

The liquidity of a financial institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. Our sources of liquidity include our borrowing capacity with the Federal Home Loan Bank, loan payments by our borrowers, maturity and sales of our securities available for sale, growth of our deposits and deposit equivalents and various capital resources. Liquidity management involves the ability to meet the cash flow requirements of our customers. Our customers may be either borrowers with credit needs or depositors wanting to withdraw funds. We believe our liquidity position is sufficient to meet these needs

Report of Independent Registered Public Accounting Firm

To the Board of Directors and StockholdersClarkston
Financial Corporation

We have audited the accompanying consolidated balance sheet of Clarkston Financial Corporation as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarkston Financial Corporation as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 15, 2007

Clarkston Financial Corporation

Consolidated Balance Sheet
(000s omitted)

	December 31

	2006	2005

Assets

Cash and cash equivalents:
Cash and due from banks	$5,848	$3,305
Federal funds sold	7,472	4,785

Total cash and cash equivalents	13,320	8,090

Securities - Available for sale (Note 2)	43,864	48,982

Loans held for sale	120	314

Loans (Note 3)	157,715	133,230
Allowance for possible loan losses (Note 4)	(2,750)	(1,930)

Net loans	154,965	131,614

Banking premises and equipment (Note 5)	4,730	3,911
Accrued interest receivable and other assets	3,379	2,979

Total assets	$220,378	$195,576

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing demand deposits	$23,922	$24,391
Interest-bearing (Note 6)	158,119	137,699

Total deposits	182,041	162,090

Federal Home Loan Bank advances (Note 7)	15,200	10,200
Junior subordinated debentures (Note 15)	4,000	4,000
Accrued interest payable and other liabilities	1,176	735

Total liabilities	202,417	177,025

Minority interest in consolidated subsidiary	3,195	3,420

Stockholders' Equity
Common stock - No par value:
Authorized - 10,000,000 shares
Issued and outstanding - 1,262,279 and 1,245,722 shares
at December 31, 2006 and 2005, respectively	6,245	6,163
Paid-in capital	6,245	6,163
Restricted stock--Unearned compensation	(38)	(85)
Retained earnings	2,898	3,610
Accumulated other comprehensive loss	(584)	(720)

Total stockholders' equity	14,766	15,131

Total liabilities and stockholders' equity	$220,378	$195,576

See notes to Consolidated Financial Statements

Clarkston Financial Corporation

Consolidated Statement of Income
(000s omitted, except per share data)

	Year Ended December 31

	2006	2005	2004

Interest Income
Interest and fees on loans	$10,882	$9,090	$6,381
Interest on investment securities:
Taxable securities	1,750	1,303	1,008
Tax-exempt securities	339	329	692
Interest on federal funds sold	395	199	85

Total interest income	13,366	10,921	8,166

Interest Expense
Deposits	5,935	4,202	2,675
Borrowings	917	636	321

Total interest expense	6,852	4,838	2,996

Net Interest Income	6,514	6,083	5,170

Provision for Possible Loan Losses (Note 4)	2,360	1,367	330

Net Interest Income - after provision for possible loan losses	4,154	4,716	4,840

Other Operating Income (Loss)
Service fees on loan and deposit accounts	692	744	637
Gain/(loss) on sale of securities (Note 2)	(21)	1	(26)
Gain on sale of mortgage loans	268	210	161
Other	(2)	(16)	12

Total other operating income	937	939	784

Other Operating Expenses
Salaries and employee benefits (Note 12)	3,272	2,947	1,908
Occupancy (Note 10)	1,078	858	517
Advertising	261	277	153
Outside processing	446	371	368
Professional fees	540	467	293
Supplies	133	109	93
Other	712	809	637

Total other operating expenses	6,442	5,838	3,969

Income (Loss) - Before income taxes and minority interest	(1,351)	(183)	1,655

Income Tax Expense (Benefit) (Note 8)	(402)	(19)	378

Income (Loss) - Before minority interest	(949)	(164)	1,277

Minority Interest	(237)	(140)	--

Net Income (Loss)	$(712)	$(24)	$1,277

Income (Loss) per Share of Common Stock (Note 1)
Basic	$(0.57)	$(0.02)	$1.23
Fully diluted	$(0.57)	$(0.02)	$1.20

See Notes to Consolidated Financial Statements

Clarkston Financial Corporation

Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted, except per share data)

	Common Stock	Paid-in Capital	Restricted Stock - Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance - January 1, 2004	$4,376	$4,376	$(29)	$2,357	$152	$11,232

Issuance of stock	25	25	--	--	--	50
Issuance of restricted stock	43	43	(86)	--	--	--
Recognition of compensation
For restricted stock award	--	--	35	--	--	35
Comprehensive income:
Net income	--	--	--	1,277	--	1,277
Change in unrealized loss on
securities available for sale
- Net of tax effect of $(202)	--	--	--	--	(393)	(393)

Net comprehensive income
						884

Balance - December 31, 2004	4,444	4,444	(80)	3,634	(241)	12,201

Issuance of stock	1,691	1,691	--	--	--	3,382
Issuance of restricted stock	28	28	(56)	--	--	--
Recognition of compensation
for restricted stock award	--	--	51	--	--	51
Comprehensive income:
Net loss	--	--	--	(24)	--	(24)
Change in unrealized gain on
securities available for sale
- Net of tax effect of $(247)	--	--	--	--	(479)	(479)

Net comprehensive loss						(503)

Balance - December 31, 2005	$6,163	$6,163	$(85)	$3,610	$(720)	$15,131

Issuance of stock	82	82	--	--	--	164
Recognition of compensation
for restricted stock award	--	--	47	--	--	47
Comprehensive income:
Net loss	--	--	--	(712)	--	(712)
Change in unrealized gain on
securities available for sale
- Net of tax effect of $92	--	--	--	--	136	136

Net comprehensive loss						(576)

Balance - December 31, 2006	$6,245	$6,245	$(38)	$2,898	$(584)	$14,766

See Notes to Consolidated Financial Statements

Clarkston Financial Corporation

Consolidated Statement of Cash Flows
(000s omitted)

	Year Ended December 31

	2006	2005	2004

Cash Flows from Operating Activities
Net income (loss)	$(712)	$(24)	$1,277
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Depreciation and amortization	383	306	167
Provision for loan losses	2,360	1,367	330
Amortization (accretion) of securities	163	240	327
Recognition of compensation for restricted stock award	47	51	35
Deferred taxes	(34)	(220)	42
Gain on sale of available-for-sale securities	(5)	(9)	(157)
Loss on sale of available-for-sale securities	26	10	182
(Increase) decrease in interest receivable and other assets	(47)	(683)	(436)
Increase (decrease) in interest payable and other
liabilities	441	(219)	970

Net cash provided by operating activities	2,622	819	2,737

Cash Flows from Investing Activities
Purchase of securities available for sale	(3,214)	(18,545)	(34,090)
Proceeds from sale of available-for-sale securities	8,354	12,980	37,823
Premises and equipment expenditures	(1,202)	(1,822)	(1,135)
Resources provided for (used by) minority interest	(225)	3,420	--
Net increase in loans	(26,220)	(22,075)	(28,275)

Net cash used in investing activities	(22,507)	(26,042)	(25,677)

Cash flows from Financing Activities
Net (decrease) increase in time deposits	29,705	16,640	7,233
Net increase in other deposits	(9,754)	11,426	(610)
Advances from Federal Home Loan Bank	8,000	12,000	12,200
Repayments of Federal Home Loan Bank Advances	(3,000)	(14,000)	--
Issuance of common stock	164	3,382	50

Net cash provided by financing activities	25,115	29,448	18,873

Net Increase (Decrease) in Cash and Cash Equivalents	5,230	4,225	(4,067)

Cash and Cash Equivalents - Beginning of year	8,090	3,865	7,932

Cash and Cash Equivalents - End of year	$13,320	$8,090	$3,865

Supplemental Cash Flow Information - Cash paid for
Interest	$6,416	$4,735	$3,032
Taxes	0	326	544

See Notes to Consolidated Financial Statements

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies

        Basis of Presentation and Consolidation — The accompanying consolidated statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of Clarkston Financial Corporation (the “Corporation”), its wholly owned subsidiary, Clarkston State Bank (“CSB”) and its majority owned subsidiary, Huron Valley State Bank (“HVSB”). The subsidiaries are collectively referred to as “the Banks”. All significant intercompany transactions are eliminated in consolidation.

During 2005, the Corporation completed a rights offering which netted proceeds of $3.0 million. The proceeds of this offering were used to purchase a 55.1% interest in Huron Valley State Bank.

The Corporation also owns all of the common stock of Clarkston Capital Trust I. This is a grantor trust that issued trust preferred securities and is not consolidated with the Corporation per FASB Interpretation No. 46.

        Use of Estimates — In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the calculation of the deferred tax asset.

        Nature of Operations — Clarkston State Bank provides full-service commercial banking and consumer banking and provides other financial products and services through five branch offices to Michigan communities in Oakland County. Huron Valley State Bank provides full-service commercial banking and consumer banking and provides other financial products and services through one branch office in Milford, Michigan.

        Significant Group Concentrations of Credit Risk — Most of the Corporation’s activities are with customers located within southeastern Michigan. Note 2 discusses the types of securities in which the Corporation invests. Note 3 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one industry or customer.

        Cash and Cash Equivalents — For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

        Federal Reserve Requirement — At December 31, 2006 and 2005 required reserves at the Federal Reserve Bank of Chicago totaled $544,000 and $596,000, respectively. These reserves do not earn interest.

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        Securities — Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. There were no securities classified as held to maturity at December 31, 2006 and 2005.

        Debt securities not classified as held to maturity and equity securities with readily determinable fair values are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

        Loans — The Corporation grants mortgage, commercial, and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on all loans, with the exception of commercial loans, is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Commercial loans are monitored after the loan is 90 days delinquent. Upon analysis of the circumstances of the borrower, a decision is made by the Senior Lender, the special loans asset team and the loan committee whether or not the loan should be placed on nonperforming status. In all cases, nonperforming loans are charged off at an earlier date if collection of principal or interest is considered doubtful.

        Loans held for sale — The Corporation routinely sells to investors its originated long-term residential fixed-rate mortgage loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with the mortgage servicing rights released. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

        Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

        An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

        Credit-related Financial Instruments — In the ordinary course of business, the Corporation has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

        Banking Premises and Equipment — Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        Stock Compensation Plans — Under the Corporation’s stock-based incentive plans, the Corporation may grant restricted stock awards or options to its directors, officers, and employees for up to 110,000 shares of common stock. Prior to January 1, 2006, the Corporation accounted for stock awards and options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Corporation adopted the fair value recognition provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share Based Payment effective January 1, 2006 using the modified-prospective transition method. SFAS No. 123(R), Share Based Payment, established a fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Corporation recognizes compensation expense related to restricted stock awards over the period the services are performed. No options were granted during 2006. The Corporation determined that implementation of SFAS No. 123(R) did not have a material impact on the financial results of the Corporation.

The Corporation has provided below pro forma disclosures of net income and earnings per share for the years ended December 31, 2005 and December 31, 2004, as if the Corporation had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share data):

	2005	2004

As reported net income (loss) available to common
stockholders	$(24)	$1,277

Less stock-based compensation expense
determined under fair value method -	64	16
Net of tax

Pro forma net income (loss)	$(88)	$1,261

As reported earnings per share	$(0.02)	$1.23
Pro forma earnings per share	(0.08)	1.22
As reported earnings per diluted share	(0.02)	1.20
Pro forma earnings per diluted share	(0.08)	1.19

Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants may be made each year.

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        Earnings per Share — Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per share have been computed based on the following (000s omitted):

	2006	2005	2004

Net income (loss) available to common stockholders	$(712)	$(24)	$1,277

Average number of common shares
outstanding	1,247	1,131	1,036
Effect of dilutive options	--	--	27

Average number of common shares
outstanding used to calculate diluted
earnings per common share	1,247	1,131	1,063

Stock options not used in computing
diluted earnings per share because
they were antidilutive	--	--	--

As of December 31, 2006 and 2005, 13 and 25 shares were not included in the diluted earnings per share calculation because they are considered to be anti-dilutive due to the Corporation’s net loss.

        Other Comprehensive Income — Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment to the equity section of the balance sheet. Such items, along with net income, are considered components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows: (000s omitted):

	2006	2005	2004

Unrealized holding gains/ (losses) on securities
available for sale	$185	$(727)	$(621)
Reclassification adjustment for gains/ (losses)
realized in income	(21)	(1)	(26)

Net unrealized gains (losses)	206	(726)	(595)

Tax effect	70	(247)	(202)

Net of tax amount	$136	$(479)	$(393)

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        401(k)        Plan — The Corporation has a 401(k) Plan for which all eligible employees can participate. Eligible employees may defer a portion of their salary. The Corporation made matching contributions up to 5 percent of the employee’s contribution. The Corporation’s contribution to the Plan was $20,000, $16,000 and $9,100 for the years ended December 31, 2006, 2005, and 2004, respectively.

        Recent Accounting Pronouncements — In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 was effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on financial condition, results of operations, or liquidity.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation has not determined the impact of adopting SFAS No. 157 on its financial statements.

Clarkston Financial Corporation

Note 1 — Summary of Significant Accounting Policies (continued)

        In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Corporation recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Corporation is currently evaluating the impact of adopting FIN 48 on its financial statements.

        Advertising costs – Advertising costs are expensed as incurred.

        Reclassification — Certain amounts in prior period’s financial statements have been reclassified to conform to the current period’s presentation.

Clarkston Financial Corporation

Note 2 – Securities

        The amortized cost and estimated market value of securities are as follows at December 31, 2006 and 2005 (000s omitted):

	2006

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$7,353	$8	$40	$7,321
Mortgage-backed securities	25,496	5	561	24,940
Collateralized mortgage obligations	2,977	--	85	2,892
Obligations of state and political subdivisions	8,899	3	191	8,711

Total	$44,725	$16	$877	$43,864

	2005

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$7,842	$--	$61	$7,781
Mortgage-backed securities	28,044	3	663	27,384
Collateralized mortgage obligations	3,508	--	110	3,398
Obligations of state and political subdivisions	10,677	--	258	10,419

Total	$50,071	$3	$1,092	$48,982

        Securities having an amortized cost of $16,518,000 and $14,999,000 (market value of $16,312,000 and $14,533,000) were pledged at December 31, 2006, and 2005, respectively, to secure public deposits, repurchase agreements, FHLB Advances and for other purposes required by law.

Clarkston Financial Corporation

Note 2 – Securities (continued)

The amortized cost and estimated market value of available-for-sale securities at December 31, 2006 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

	Available for Sale

	Amortized Cost	Estimated Market Value

Due on one year or less	$1,989	$1,978
Due in one year through five years	4,842	4,761
Due after five years through ten years	9,171	9,048
Due after ten years	250	245

Total	16,252	16,032
Mortgage-backed securities and collateralized mortgage obligations	28,473	27,832

Total	$44,725	$43,864

        Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2006

	Less than 12 Months		Over 12 Months

	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$(25)	$3,765	$(36	$3,940
Mortgage-backed securiites	(9)	857	(531)	20,371
Collateralized mortgage obligations	--	--	(85)	3,446
Obligations of state and political subdivisions	--	--	(191)	8,483

Total	$(34)	$4,622	$(843)	$36,240

	2005

	Less than 12 Months		Over 12 Months

	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$(47)	$5,834	$(14)	$991
Mortgage-backed securiites	(120)	7,881	(543)	16,878
Collateralized mortgage obligations	(38)	2,162	(72)	1,820
Obligations of state and political subdivisions	(25)	2,071	(233)	8,347

Total	$(230)	$17,948	$(862)	$28,036

Clarkston Financial Corporation

Note 2 – Securities (continued)

        Included in the tables above, at December 31, 2006, the Corporation had 65 securities in an unrealized loss position greater than 12 months, and 7 securities in an unrealized loss position less than 12 months. These unrealized losses are primarily attributable to changes in interest rates and management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment. All but one of the securities had unrealized losses which were 5% or less of their respective amortized cost basis. This individual mortgage backed security’s large unrealized loss is caused primarily by the interest rate environment. It was purchased in March 2004, which was close to the bottom of the interest rate cycle when the rate on the 10 year treasury bond was 70 basis points below the December 31, 2006 rate. The Corporation has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized costs.

        For the years ended December 31, 2006, 2005 and 2004 gross realized gains on sales of securities were $5,000, $9,000 and $157,000, respectively. Gross realized losses amounted to $26,000, $10,000 and $182,000, respectively. The tax benefit (provision) related to these gains/losses was $7,000, $0 and $9,000, respectively.

Note 3 – Loans

        Major categories of loans included in the portfolio at December 31, 2006 and 2005 are as follows (000s omitted):

	2006	2005

Commercial loans	$23,917	$24,316
Mortgage loans
Commercial	91,007	62,776
Residential	19,331	14,976
Construction	21,206	28,764
Consumer	2,254	2,398

Total	$157,715	$133,230

        Certain directors of the Corporation and the Banks, including their associates, were loan customers of the subsidiary banks. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons at December 31, 2006 and 2005 totaled $6,900,000 and $4,577,000, respectively. Advances on related party loans totaled $3,725,000 and $1,549,000, and repayments on related party loans totaled $1,402,000 and $622,000 in 2006 and 2005, respectively. The total unused commitments for these loans totaled $1,012,000 and $358,000 at December 31, 2006 and 2005, respectively.

Clarkston Financial Corporation

Note 3 – Loans (continued)

        Loan maturities and rate sensitivity of the loan portfolio at December 31, 2006 are as follows (000s omitted):

	Within One Year	One to Five Years	After Five Years	Total

Commercial loans	$16,053	$7,063	$801	$23,917
Mortgage loans
Commercial	22,501	65,238	3,268	91,007
Residential	13,082	4,139	2,110	19,331
Construction	18,728	2,478	--	21,206
Consumer	847	1,151	256	2,254

Total	$71,211	$80,069	$6,435	$157,715

Loans at fixed interest rates	$14,962	$77,142	$5,672	$97,776
Loans at variable interest rates	56,249	2,927	763	59,939

Total	$71,211	$86,090	$6,435	$157,715

Note 4 — Allowance for Possible Loan Losses

        A summary of the activity in the allowance for possible loan losses (ALL) is as follows (000s omitted):

	2006	2005	2004

Balance - Beginning of year	$1,930	$1,280	$1,092

Provision charged to operations	2,360	1,367	330
Loan losses	(1,890)	(720)	(254)
Loan loss recoveries	350	3	112

Balance - End of year	$2,750	$1,930	$1,280

As a percent of total loans	1.74%	1.45%	1.14%

Clarkston Financial Corporation

Note 4 — Allowance for Possible Loan Losses

The Banks consider all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) to be impaired. The table below summarizes the impaired loan portfolios.

(000's omitted)	2006	2005	2004

Total Impaired Loans	$2,897	$832	$--

Impaired loans with a specific reserve allocation	1,657	832	--
Specific reserve allocated to impaired loans	669	652	--

Impaired loans with no specific reserve	1,293	--	--

Average investment in impaired loans	1,485	462	--

Interest income recognized on impaired loans	--	--	--
Cash-basis interest income recognized on impaired loans

No additional funds are committed to be advanced in connection with impaired loans.

Non-performing loans at December 31, 2006 and 2005 were as follows (000‘s omitted):

	2006	2005

Loans past due over 90 days and still
accruing interest	$855	$1,413
Non-accrual loans	2,431	1,071

Total	$3,286	$2,484

Non-performing loans consist of smaller balance homogeneous loans that are evaluated collectively for impairment and individually classified impaired loans.

Clarkston Financial Corporation

Note 5 — Premises and Equipment

        The following is a summary of the cost and accumulated depreciation of premises and equipment for the years ended December 31, 2006 and 2005 (000s omitted):

	2006	2005

Building	$3,008	$1,944
Building improvements	321	321
Land	1,133	1,133
Land improvements	62	62
Furniture and equipment	1,532	1,396

Total premises and equipment	6,056	4,856

Less accumulated depreciation	1,326	945

Net carrying amount	$4,730	$3,911

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $383,000, $306,000 and $167,000, respectively.

Note 6 — Deposits

        The following is a summary of interest-bearing deposit accounts at December 31, 2006 and 2005 (000s omitted):

	2006	2005

Interest checking	$5,418	$5,981
Savings	4,183	4,730
Money market	52,004	60,179
Time:
$100,000 and over	51,961	37,668
Under $100,000	44,553	29,141

Total interest-bearing deposits	$158,119	$137,699

        The remaining maturities of certificates of deposit outstanding at December 31, 2006 are as follows (000s omitted):

	Under $100,000	$100,000 and Over

2007	$39,078	$46,867
2008	3,298	3,202
2009	1,322	920
2010	524	855
2011 and after	332	116

Total	$44,553	$51,961

Clarkston Financial Corporation

Note 7 – Federal Home Loan Bank Advances

        The Corporation has various term advances from the Federal Home Loan Bank of Indianapolis (“FHLB”) with fixed and variable interest rates ranging from 3.75% to 5.58% at December 31, 2006 and from 3.75% to 4.86% at December 31, 2005. The weighted average interest rate at December 31, 2006 is 4.92%. Maturity dates range from April 2007 to October 2010. The weighted average remaining maturity at December 31, 2006 is 483 days, or April 27, 2008. Advances from the FHLB are collateralized by qualifying investment securities with estimated market values of $16,300,000 and $12,210,000 at December 31, 2006 and 2005. The advances are due in full at maturity and the fixed rate advances are subject to a prepayment penalty if repaid prior to maturity.

        Maturities over the next five years are as follows (000‘s omitted):

2007	$10,000
2008	--
2009	3,200
2010	2,000

Total	$15,200

Note 8 — Income Taxes

        The Corporation and Clarkston State Bank file a consolidated income tax return. As Huron Valley State Bank is not 80% owned by Clarkston Financial Corporation, they are required to file their own income tax return. The following is a summary of the provision for income taxes for the years ended December 31, 2006, 2005 and 2004.

        Allocation of income taxes between current and deferred portions is as follows (000s omitted):

	2005	2005	2004

Current (benefit) expense	$(363)	$201	$336
Deferred (benefit) expense	--(39)	(220)	42

Total income tax expense (benefit)	$(402)	$(19)	$378

Clarkston Financial Corporation

Note 8 — Income Taxes (continued)

The difference between reported federal income tax expense and the amount computed by applying statutory tax rates to income before income taxes is as follows:

	2006	2005	2004

Amount computed at statutory rates	$(459)	$(62)	$563
Increase (decrease) resulting from:
Tax-exempt interest	(338)	(94)	(208)
Loss from non-wholly owned
subsidiary	291	106	--
Other	104	31	23

Reported tax expense (benefit)	$(402)	$(19)	$378

The temporary differences that comprise deferred tax assets and liabilities at December 31, 2006 and 2005 are as follows (000s omitted):

	2006	2005

Deferred tax assets:
Bad debts	$673	$532
Accrued compensation	13	23
Charitable contributions	6	--
Unrealized loss on securities available for sale	277	371
Organization and preopening costs	59	65

Total deferred tax assets	1,028	991

Deferred tax liabilities:
Depreciation	$(114)	$(122)
FHLB stock dividend	(8)	(9)
Accretion on investment securities	(16)	(9)

Total deferred tax liabilities	(138)	(40)

Net deferred tax asset	$890	$851

Note 9 — Off-balance-sheet Activities

        Credit-related Financial Instruments — The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Clarkston Financial Corporation

Note 9 — Off-balance-sheet Activities (continued)

        The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

        At December 31, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	Contract Amount

	2006	2005

Commitments to grant loans	$11,933	$6,902
Unfunded commitments under lines of credit	25,238	18,649
Commercial and standby letters of credit	108	169

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

        Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Clarkston Financial Corporation

Note 9 — Off-balance-sheet Activities (continued)

Collateral Requirements — To reduce credit risk related to the use of credit-related financial instruments, the Corporation generally obtains collateral. The amount and nature of the collateral obtained are based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.

        If the counterparty does not have the right and ability to redeem the collateral or the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

        Legal Contingencies — Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.

Note 10 — Related Parties and Commitments

        The Corporation and the Banks lease certain office and branch premises under operating lease agreements. Various facilities are leased from an entity owned by the chairman of the Board of Directors of the Corporation and CSB. In addition, the Corporation is party to service contracts for computer processing. Total expense for operating leases and service contracts was as follows for the preceding 3 years ending (000‘s omitted):

		Rent Expense

Year Ended	Service Contracts	Related Parties	Unrelated Parties

December 31, 2004	$114	$41	$143
December 31, 2005	119	139	133
December 31, 2006	134	108	134

        Rent commitments under non-cancelable operating leases and service contracts are as follows, before considering renewal options that generally are present (000‘s omitted):

		Lease Commitments

	Service Contracts	Related Parties	Unrelated Parties

2007	$134	$41	$105
2008	134	41	84
2009	89	28	63
2010	--	--	63
2011	--	--	63
Thereafter	--	--	1,323

	$356	$110	$1,638

Clarkston Financial Corporation

Note 11 — Restriction on Dividends, Loans, and Advances

        Banking regulations place certain restrictions on dividends paid and loans or advances made by the Banks to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Banks. However, dividends paid by the Banks would be prohibited if the effect thereof would cause the Banks’ capital to be reduced below applicable minimum standards. Loans or advances made by the Banks to the Corporation are generally limited to 10 percent of the Banks’ capital stock and surplus. The table below outlines these restrictions as of December 31, 2006:

	CSB	HVSB

Amount available for payment of dividends	$1,880	$--
Restricted portion of Holding Company's investment	11,468	4,013
Amount available to lend to Holding Company	1,649	739

Note 12 — Stock-based Compensation

        The Corporation has stock-based compensation plans which are described below. Under both plans, there is a minimum vesting period of between one to three years before options may be exercised, and all options expire 10 years after the date of their grant. Certain options (contingent options) under both plans vest on an accelerated basis upon the achievement of various future financial and operational goals. All such options vest 9.5 years after the date of grant regardless of achievement of future goals. Under both plans, the exercise price of each option equals the market price of the Corporation’s common stock on the date of grant.

        Under the employees’ stock compensation plan (“Employee Plan”), the Corporation may grant options and other awards to key employees for up to 27,500 shares of common stock, of which 15,403 shares of common stock are available for grant. Restricted stock has been the primary vehicle under the Employee Plan, as over 80% of the grants have been in that form, and no options have been issued under this plan since 2000.

        Under the 1998 Founding Directors Stock Option Plan (“Director Plan”) the Corporation may grant options and other awards to directors for up to 82,500 shares of common stock, of which 7,920 shares of common stock are available for grant. No options have been granted under this plan since the grants to the founding directors of the Corporation. The directors are compensated for meeting attendance with stock awards from this plan. During 2006 and 2005, directors were awarded 2,660 and 3,970 shares from this plan. The total expense recognized for these awards was $39,400 and $67,000 during 2006 and 2005.

Clarkston Financial Corporation

Note 12 — Stock-based Compensation (continued)

The following table summarizes stock option transactions for the plans and the related average exercise prices for the years ended December 31, 2006, 2005 and 2004:

	2006			2005		2004

	Number of Shares	Weighted Average Exercise Price	Intrinsic Value	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options Outstanding - Beginning
Of year	49,536	$9.09		49,536	$9.09	49,536	$9.09
Options granted - Employee plan	--	--		--	--	--	--
Options exercised	(14,014)	--		--	--	--	--
Options expired	--	--		--	--	--	--

Options Outstanding - End of year	35,522	$9.09	$165,533	49,536	$9.09	49,536	$9.09

        The following table shows summary information about fixed stock options outstanding at December 31, 2005:

	Stock Options Outstanding				Stock Options Exercisable

	Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price

Contingent	$9.09	16,040	1.9 Years	$9.09	16,040	$9.09
Noncontingent	9.09	19,482	1.9 Years	9.09	19,482	9.09

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e., the difference between the Corporation’s closing stock price of $13.75 on December 31, 2006 and the exercise price, times the number of shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of the Corporation’s stock.

The total intrinsic value of stock options exercised was approximately $64,000 for the year ended December 31, 2006. No options were exercised during 2005 or 2004.

The following table summarizes the activity of restricted stock awards for the years ended December 31,:

	2006	2005	2004

Available for Grant - Beginning of year	$15,153	$17,220	$21,465

Granted	-	(3,250)	(4,300)
Forfeited	(250)	1,183	55

Available for Grant - End of year	$15,403	$15,153	$17,220

Clarkston Financial Corporation

Note 12 — Stock-based Compensation (continued)

The total compensation cost charged to income under these plans was $47,000 and $51,000 for 2006 and 2005, respectively. The total income tax benefit recognized in the income statement related to stock-based compensation was $16,000 and $17,000 for 2006 and 2005, respectively.

Restricted stock awarded is subject to restrictions on sale, transfer, or assignment for the duration of the employee’s life. Holders of restricted stock generally may forfeit ownership of all or a portion of their award if employment is terminated before the end of the vesting period. The units are not performance related and generally vest 33 percent annually on each anniversary date of the respective grant dates. Units are forfeited if the grantee terminates employment prior to vesting.

Note 13 — Fair Value of Financial Instruments

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents — The carrying amounts of cash and short-term investments approximate fair values.

Securities — Fair values for securities are based on quoted market prices.

Loans Receivable — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and commercial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Clarkston Financial Corporation

Note 13 — Fair Value of Financial Instruments (continued)

Deposit Liabilities — The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances — The fair value of the Corporation’s Federal Home Loan Bank (FHLB) advances is estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated Debentures — The carrying amounts of variable-rate, fixed-term debentures approximate their fair values at the reporting date.

Accrued Interest — The carrying amounts of accrued interest approximate fair value.

Other Instruments — The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on a discounted cash flow analyses, is not material.

        The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2006		2005

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets
Cash and cash equivalents	$13,320	$13,320	$8,090	$8,090
Securities	43,864	43,864	48,982	48,982
Loans	154,965	153,250	131,614	130,334
Accrued interest receivable	1,032	1,032	893	893

Liabilities
Noninterest-bearing deposits	23,922	23,922	23,633	23,633
Interest-bearing deposits	158,119	158,270	137,699	134,289
Accrued interest payable	811	811	374	374
FHLB advances	15,200	15,002	10,200	10,038
Junior subordinated debentures	4,000	4,000	4,000	4,000

Clarkston Financial Corporation

Note 14 — Minimum Regulatory Capital Requirements

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for Banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

        The prompt corrective action regulations provide five classifications, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Banks and the Corporation were well-capitalized as of December 31, 2006 and 2005.

        The Banks’ actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well-Capitalized

	Amount	Ratio (Percent)	Amount	Ratio (Percent)	Amount	Ratio (Percent)

As of December 31, 2006:
Total risk-based capital
(to risk-weighted assets)
CSB	$15,858	10.05	$12,622	8.00	$15,778	10.00
HVSB	7,387	45.69	1,293	8.00	1,617	10.00
Tier I Capital
(to risk weighted assets)
CSB	$13,878	8.80	$6,311	4.00	$9,467	6.00
HVSB	7,256	44.88	647	4.00	970	6.00
Tier I Capital
(to average assets)
CSB	$13,878	7.44	$7,464	4.00	$9,329	5.00
HVSB	7,256	34.22	848	4.00	1,060	5.00

Clarkston Financial Corporation

Note 14 — Minimum Regulatory Capital Requirements (continued)

	Actual		For Capital Adequacy Purposes		To be Well-Capitalized

	Amount	Ratio (Percent)	Amount	Ratio (Percent)	Amount	Ratio (Percent)

As of December 31, 2005:
Total risk-based capital
(to risk-weighted assets)
CSB	$15,516	10.99	$11,291	8.00	$14,113	10.00
HVSB	7,803	144.97	431	8.00	538	10.00
Tier I Capital
(to risk weighted assets)
CSB	$13,753	9.74	$5,645	4.00	$8,468	6.00
HVSB	7,771	144.37	215	4.00	323	6.00
Tier I Capital
(to average assets)
CSB	$13,753	7.62	$7,221	4.00	$9,027	5.00
HVSB	7,771	62.43	498	4.00	622	5.00

Note 15 — Junior Subordinated Debentures

        The Corporation has sponsored a trust, Clarkston Capital Trust I of which 100 percent of the common equity is owned by the Corporation. The trust was formed for the sole purpose of issuing corporation-obligated, mandatorily redeemable capital securities (“trust preferred securities”) to third-party investors and investing the proceeds from the sale of the trust preferred securities in an equivalent amount of junior subordinated debentures of the Corporation. The debentures held by the trust are the sole assets of the trust. Distributions on the trust preferred securities issued by the trust are payable at the same rate and time as the interest being earned by the trust on the debentures. The debentures carry a variable rate of interest at the three-month LIBOR plus 2.8 percent, and have a stated maturity of 30 years. The securities are redeemable at par after five years and, in effect, are guaranteed by the Corporation. Distributions on the trust preferred securities are payable quarterly on March 30, June 30, September 30, and December 30. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the rate of the three-month LIBOR plus 2.8 percent.

        The trust preferred securities qualify for up to 25 percent of Tier 1 capital under regulatory guidelines. Any amounts in excess of this limit may be included in Tier 2 capital.

Note 16 – Other Debt Facilities

        The Corporation has a line of credit secured by its interest in the consolidated subsidiaries in the amount of $3 million. This line is to be used for general corporate purposes and has no specific use identified at this time. This note bears interest at Wall Street Journal Prime, currently 8.25%. As of December 31, 2006, there was no outstanding balance on this line.

Clarkston Financial Corporation

Note 17 — Parent-only Condensed Financial Information

        The condensed financial information that follows presents the financial condition of Clarkston Financial Corporation (the “Parent Company”), along with the results of its operations and its cash flows. The Parent Company has recorded its investments in its subsidiaries at cost plus its share of the undistributed earnings of its subsidiaries since inception. The Parent Company recognizes dividends from its subsidiaries as revenue and undistributed earnings of its subsidiaries as other income. The Parent Company financial information should be read in conjunction with the Corporation’s consolidated financial statements.

        The condensed balance sheet as of December 31, 2006 and 2005 (with 000s omitted) is as follows:

	2006	2005

Assets
Cash on deposit with subsidiary Banks	$96	$1,044
Securities - Available for sale	198	265
Premises and equipment	1,252	148
Investment in the Banks	20,556	20,825
Investment in Capital Trust I	24	24
Accrued interest receivable and other	614	340

Total assets	$22,740	$22,646

Liabilities
Accounts payable	$33	$71
Intercompany debt	722	--
Notes payable	4,024	4,024

Total liabilities	4,779	4,095

Minority interest in consolidated subsidiary	3,195	3,420

Stockholders' Equity	14,766	15,131

Total liabilities and stockholders' equity	$22,740	$22,646

Clarkston Financial Corporation

Note 17 — Parent-only Condensed Financial Information (continued)

The condensed statement of income for the years ended December 31, 2006, and 2005, and 2004 (000s omitted) is as follows:

	2006	2005	2004

Operating Income -
Dividends received from bank subsidiaries	$--	$--	$--
Intercompany fees	1,092	952	--
Interest Income	16	29	64
Other Income	25	--	13

Total Operating Income	1,133	981	77
Operating Expenses
Interest expense	381	255	177
Salaries and benefits	800	603	--
Professional fees	231	293	134
Other expense	445	191	35

Operating Expenses	1,857	1,342	346

Loss - Before income taxes and equity in undistributed
income of subsidiaries	(724)	(361)	(269)
Income Tax Benefit	248	141	90

Loss - Before equity in undistributed income
of subsidiaries	(476)	(220)	(179)
Equity in Undistributed Income ( loss) of Subsidiaries	(236)	196	1,456

Net Income	$(712)	$(24)	$1,277

Clarkston Financial Corporation

Note 17 — Parent-only Condensed Financial Information (continued)

        The condensed statement of cash flows for the years ended December 31, 2006, 2005 and 2004 (000s omitted) is as follows:

	2006	2005	2004

Cash Flows from Operating Activities
Net income	$(712)	$(24)	$1,277
Adjustments to reconcile net income to net cash
from operating activities
(Income)/loss from subsidiary	236	(196)	(1,456)
Depreciation and amortization	64	31	21
Loss on sale of available-for-sale securities	--	--	18
Recognition of restricted stock expense	18	21	--
Increase in interest receivable and other	(274)	(130)	(99)
Decrease (Increase) in receivable from subsidiary	--	--	--
Increase in accounts payable and other	(38)	70	--

Net cash used in operating activities	(706)	(228)	(239)

Cash Flows from Investing Activities
Investment in subsidiary	(27)	(4,524)	(849)
Proceeds from sale/paydown of available-for-sale securities	64	2,083	2,588
Purchase of available-for-sale securities	--	--	(2,992)
Premises and equipment expenditures	(1,165)	(165)	--

Net cash used in investing activities	(1,128)	(2,606)	(1,253)

Cash Flows from Financing Activities
Issuance of stock	164	3,382	50
Extension of credit from subsidiaries	750	--	--
Repayment of debt to subsidiaries	(28)	--	--

Net cash provided by financing activities	886	3,382	50

Net Increase (Decrease) in Cash and Cash Equivalents	(948)	548	(1,442)

Cash and Cash Equivalents - Beginning of year	1,044	496	1,938

Cash and Cash Equivalents - End of year	$96	$1,044	$496

SHAREHOLDER INFORMATION

Notice of Annual Meeting

        The Company’s Annual Meeting of Shareholders will be held at 10:00 a.m. on April 26, 2007 at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346.

Transfer Agent and Registrar

        Continental Stock Transfer & Trust Company serves as the transfer agent and registrar of the Company’s Common Stock. Their address is 17 Battery Place, 8th Floor, New York, New York 10004 (telephone 212-509-4000)

Market Makers

        The Company had six primary market makers at December 31, 2006: J.J.B. Hilliard W.L. Lyons, Inc., Donnelly Penman & Partners, Inc., Ferris, Baker, Watts, Inc., Hill Thompson Magid and Co., Howe Barnes Hoeffer & Arnett, and Wedbush Morgan Securities, Inc.

Executive Officers and Directors

               Executive Officers:

                     Edwin L. Adler, Chairman and Chief Executive Officer
                     J. Grant Smith, President and Chief Operating Officer
                     James W. Distelrath, CPA, Chief Financial Officer
                     Dawn M. Horner, President and Chief Executive Officer of Clarkston State Bank
Jack J. Shubitowski, President and Chief Executive Officer of Huron Valley State Bank

Directors of Clarkston Financial Corporation: Edwin L. Adler William J. Clark Thomas E. Kimble Mark A. Murvay J. Grant Smith John H. Welker

Directors of Clarkston State Bank: William J. Clark Heather Coats Dawn M. Horner Lee McNew Dennis M. Ritter Ken Rogers Ted J. Simon	Directors of Huron Valley State Bank Thomas E. Callan Andy Haliw Christina R. Hamill, CPA Christopher B. Smith Jack J. Shubitowski J. Grant Smith Lyle B. Tyler Marc Weinbaum John H. Welker

Dear Shareholder,

        We invite you to attend the 2007 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, April 26, 2007, at 10:00 a.m., at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346.

Sincerely, /s/ Edwin L. Adler Edwin L. Adler Chief Executive Officer

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CLARKSTON FINANCIAL CORPORATION

        The undersigned appoints Judith Lang and James W. Distelrath, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Clarkston Financial Corporation held of record by the undersigned at the close of business on March 9, 2007 at the 2007 Annual Meeting of Shareholders of Clarkston Financial Corporation to be held on April 26, 2007 or at any adjournment hereof.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this [ X ]
1. ELECTION OF CLASS II DIRECTORS (To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list below)	FOR [ ]	WITHHOLD AUTHORITY [ ]	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
01 Edwin L. Adler and 02 Thomas E. Kimble and 03 John H. Welker
COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.